Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY (Aug 7, 2007)

INTERPUBLIC ANNOUNCES SECOND QUARTER

AND FIRST HALF 2007 RESULTS

Summary

•	Revenue
o	Second quarter 2007 revenue of $1.65 billion, compared to $1.53 billion the same period a year ago. First half 2007 revenue of $3.01 billion, compared to $2.86 billion in 2006.
o

Organic revenue increase of 6.6% compared to the second quarter of 2006, due to higher revenue from existing clients and net client wins. For the first half of 2007, organic revenue increase was 4.3% relative to 2006.

•	Operating Results
o

During the second quarter, operating expenses were $1.51 billion in 2007, compared to $1.46 billion last year. For the first half, operating expenses were $2.99 billion this year, compared to $2.94 billion in 2006.

o

Operating income in the second quarter of 2007 was $145.6 million, compared to $76.9 million in 2006. For the first half of 2007, operating income was $21.4 million, compared to a loss of ($82.7) million in 2006.

o	Operating margin was 8.8% and 0.7% for three and six months ended June 30, 2007 compared to 5.0% and (2.9%) for the three and six months ended June 30, 2006, respectively.

•	Net Results
o

Second quarter 2007 net income was $137.0 million and net income applicable to common stockholders was $121.5 million, or $0.27 per basic and $0.24 per diluted share, compared to net income of $65.7 million and net income applicable to common stockholders of $44.2 million, or $0.10 per basic and diluted share a year ago. The 2007 period includes a significant net reversal of tax reserves.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

o

Year-to-date 2007 net income was $11.1 million and net loss applicable to common stockholders was ($2.7) million, or ($0.01) per basic and diluted share, compared to net loss of ($104.5) million and net loss applicable to common stockholders of ($128.3) million, or ($0.30) per basic and diluted share in 2006.

“The second quarter saw Interpublic perform at the highest level in many years. These results are encouraging and should serve to validate our belief that we have the company on the right track. Improved organic growth demonstrates that our focus on attracting and developing talent, as well as strategically realigning our capabilities, is paying dividends in the marketplace. We have also shown progress in improving profitability,” said Chairman and CEO Michael I. Roth. “The quarter is a testament to the real potential of our company. We continue to drive the organization toward achieving our 2008 goals, although recent client reversals and the accelerating pace of change in our industry represent additional challenges that we must overcome in order to achieve those targets.”

Operating Results

Revenue

Reported revenue of $1.65 billion in the second quarter of 2007 was up 7.8% compared with the year-ago period. During the quarter, the effect of foreign currency translation was positive 2.6%, the impact of net divestitures was negative 1.5% and the resulting organic increase in revenue was 6.6%.

For the first half of 2007, reported revenue was $3.01 billion, up 5.3% compared to the first half of last year. The effect of foreign currency translation was positive 2.5%, the impact of net divestitures was negative 1.5% and the resulting organic increase in revenue was 4.3%.

For the second quarter and the first half of 2007, the company achieved very strong organic revenue growth in the United States, reflecting increased spending from existing clients and net client wins across all service offerings and agency brands. Revenue also was up organically for the quarter internationally, primarily related to growth in the Asia Pacific region at a number of agency networks.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Operating Expenses

During the second quarter, reported salaries and related expenses were $1.01 billion, up 6.8% compared to the same period in 2006. Adjusted for currency effects and the effect of net divestitures, salary and related expenses increased organically 5.5%. This increase primarily reflects higher base salaries to support growth in certain of our businesses, particularly in high growth areas such as digital and marketing services. For the first half of 2007, reported salaries and related expenses increased 5.4% to $2.00 billion, reflecting the same key driver. Adjusted for currency effects and the effect of net divestitures, salary and related expenses increased organically 4.2%.

During the second quarter, reported office and general expenses were $502.6 million, essentially flat compared to the same period in 2006. Adjusted for currency and the effect of net divestitures, office and general expenses decreased organically 0.7%. For the first half of 2007, office and general expenses decreased 4.1% to $997.7 million. Adjusted for currency and the effect of net divestitures, office and general expenses decreased organically 4.4%. This was primarily due to reductions in professional fees.

Non-Operating and Tax

Net interest expense in the second quarter of 2007 was $3.2 million higher compared to the same period in 2006, primarily attributable to a rise in interest rates and an increase in short-term debt balances at some of our operations outside the U.S.

Other income in the quarter decreased from $24.3 million in 2006 to $8.0 million in 2007 primarily reflecting a gain on the sale of a non-strategic investment in Asia Pacific in 2006.

The tax benefit in the second quarter of 2007 is $11.4 million, compared to a provision of $5.0 million in the same period of 2006. This benefit includes net reversals of tax reserves of approximately $80.0 million, which were the result of the completion of a previously disclosed tax examination.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Balance Sheet

At June 30, 2007, cash, cash equivalents and marketable securities totaled $1.48 billion, compared to $1.96 billion at the end of 2006 and $1.52 billion at the end of the first quarter of this year. Total debt of $2.33 billion as of June 30, 2007 remained flat when compared to the end of 2006 and the end of the first quarter of this year.

# # #

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com

# # #

Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors, and other SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors and other SEC filings.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

SECOND QUARTER REPORT 2007 AND 2006 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended June 30,
	2007	2006	Fav. (Unfav.) % Variance
Revenue:
United States	$956.8	$867.4	10.3
International	695.9	665.5	4.6
Total Revenue	1,652.7	1,532.9	7.8

Operating Expenses:
Salaries and Related Expenses	1,009.7	945.1	(6.8)
Office and General Expenses	502.6	504.6	0.4
Restructuring and Other Reorganization-Related (Reversals) Charges	(5.2)	6.3	N/A
Total Operating Expenses	1,507.1	1,456.0	(3.5)

Operating Income	145.6	76.9	89.3

Expenses and Other Income:
Interest Expense	(56.9)	(52.0)
Interest Income	28.1	26.4
Other Income	8.0	24.3
Total (Expenses) and Other Income	(20.8)	(1.3)

Income before Income Taxes	124.8	75.6
(Benefit of) Provision for Income Taxes	(11.4)	5.0
Income of Consolidated Companies	136.2	70.6
Income Applicable to Minority Interests, net of tax	(2.4)	(6.2)
Equity in Net Income of Unconsolidated Affiliates, net of tax	3.2	1.3
Net Income	137.0	65.7
Dividends on Preferred Stock	6.9	11.9
Allocation to Participating Securities	8.6	9.6
Net Income Applicable to Common Stockholders	$121.5	$44.2

Earnings Per Share of Common Stock:
Basic	$0.27	$0.10
Diluted	$0.24	$0.10
Weighted Average Number of Common Shares Outstanding: Basic	457.3	426.6
Diluted	541.3	429.9

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

SECOND QUARTER REPORT 2007 AND 2006 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Six Months Ended June 30,
	2007	2006	Fav. (Unfav.) % Variance
Revenue:
United States	$1,762.8	$1,642.9	7.3
International	1,249.0	1,217.0	2.6
Total Revenue	3,011.8	2,859.9	5.3

Operating Expenses:
Salaries and Related Expenses	1,998.5	1,895.8	(5.4)
Office and General Expenses	997.7	1,040.1	4.1
Restructuring and Other Reorganization-Related (Reversals) Charges	(5.8)	6.7	N/A
Total Operating Expenses	2,990.4	2,942.6	(1.6)

Operating Income (Loss)	21.4	(82.7)	N/A

Expenses and Other Income:
Interest Expense	(111.9)	(98.1)
Interest Income	56.6	52.3
Other Income	6.5	24.9
Total (Expenses) and Other Income	(48.8)	(20.9)

Loss before Income Taxes	(27.4)	(103.6)
Benefit of Income Taxes	(37.1)	(3.8)
Income (Loss) of Consolidated Companies	9.7	(99.8)
Income Applicable to Minority Interests, net of tax	(2.0)	(6.0)
Equity in Net Income of Unconsolidated Affiliates, net of tax	3.4	1.3
Net Income (Loss)	11.1	(104.5)
Dividends on Preferred Stock	13.8	23.8
Net Loss Applicable to Common Stockholders	$(2.7)	$(128.3)

Loss Per Share of Common Stock – Basic and Diluted	$(0.01)	$(0.30)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	456.7	426.3

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax